Exhibit 99

Press Contact:   W. Don Cornwell

Analyst Contact: Ellen McClain

Telephone: 212/826-2530

FOR IMMEDIATE RELEASE

Tuesday, November 11, 2003

GRANITE BROADCASTING REPORTS RESULTS FOR THE THIRD
QUARTER ENDED SEPTEMBER 30, 2003

-Results Exceed Guidance-

NEW YORK, November 11, 2003 — Granite Broadcasting Corporation (NASDAQ: GBTVK) reported results for third quarter 2003 that exceeded guidance provided by the Company in its press release dated August 6, 2003.  Reported results for the nine month period were impacted by the disposition of KNTV on April 30, 2002 (see Table 1).

Commenting on the results, W. Don Cornwell, Chairman and Chief Executive Officer, said, “We are pleased to announce once again that we have exceeded expectations, with third quarter results outperforming our net revenue and Broadcast Cash Flow guidance.  Net revenue increased almost 5 percent excluding political revenue, which contributed $2.3 million or 8 percent of revenue in last year’s third quarter.  Our station’s strong non-political revenue growth offset almost all of third quarter 2002’s political advertising and was driven by the local sales efforts at each of our stations.  Granite has now met or exceeded guidance for each of the last 13 quarters.”

John Deushane, Chief Operating Officer, added, “Our focus on local sales initiatives continues to drive results, with five of our eight stations generating double-digit growth in local non-political revenue.  As a result of this strong performance from our sales teams, we experienced double-digit spending in several advertising categories including automotive, telecommunications, home remodeling, packaged goods, and financial services. In addition, our two California stations received almost $400,000 of political advertising as a result of the gubernatorial recall election.  Year to date through September, our core local advertising revenue was up over 6 percent.

“After four consecutive quarters of double-digit net revenue growth, our WB affiliates continue to perform strongly.  Year to date through September, our San Francisco WB affiliate increased its revenue share by over 16 percent and our Detroit WB affiliate increased its share by over 4 percent.

“Our Big Three affiliated stations extended their strong local performance into the third quarter, recording an impressive increase in local advertising of just under 9 percent.  All three of our NBC affiliated stations increased revenue share over last year’s third quarter, and our Buffalo ABC affiliate achieved double-digit local revenue growth and revenue share gains for the third consecutive quarter.”

Don Cornwell concluded, “Once again, our results reflect the continued execution of our operating strategy and the strength of our management team.  We remain committed to the implementation of our strategic vision, which includes changing our asset mix, capitalizing on the operating efficiencies that duopoly consolidation provides and leveraging the strength of our Big Three affiliates.  We continue to move forward on executing this strategy despite the uncertain regulatory environment.”

Use of Broadcast Cash Flow

Broadcast Cash Flow, a non-GAAP measure, is defined as operating income (loss) plus depreciation, amortization, corporate, non-cash compensation, and program amortization, less program payments.  Broadcast Cash Flow is commonly used as an indicator of operating performance for broadcasting companies and is also used to value broadcasting assets.  Broadcast Cash Flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  The Company considers operating loss to be the most comparable GAAP measure to Broadcast Cash Flow; therefore, the Company has included a reconciliation of operating loss to Broadcast Cash Flow in Table 3 and Table 5, as required by Regulation G.

THIRD QUARTER RESULTS
THREE MONTHS ENDED SEPTEMBER 30, 2003
VERSUS THREE MONTHS ENDED SEPTEMBER 30, 2002

Net revenue decreased 1.4 percent or $364,000 due primarily to a $1.8 million decrease in political revenue as compared to last year’s third quarter.  Political advertising comprised $2.3 million or 8 percent of advertising revenue in last year’s third quarter.  Excluding political, net revenue increased 4.8 percent.  Non-political local revenue increased 8 percent and non-political national revenue decreased one percent.

Station operating expenses increased 3.7 percent or $793,000 due primarily to higher sales expense, technical expense and healthcare costs.  Broadcast Cash Flow decreased $1.4 million to $3.1 million.

Big Three Affiliates

Net revenue at the Company’s Big Three affiliates decreased 1.5 percent or $268,000 during the quarter.  A healthy 9 percent increase in non-political local advertising was offset by a $1.7 million decrease in political advertising versus last year’s third quarter.  Non-political national revenue was essentially flat.  The Big Three affiliates contributed 68 percent to net revenue during the quarter.

Station operating expenses at the Company’s Big Three affiliates increased 7 percent or $875,000 due primarily to rising healthcare costs, higher sales expense and increased power costs resulting primarily from the onset of digital broadcasting at three stations.  Broadcast Cash Flow at the Big Three affiliates decreased $491,000 to $4.1 million.

WB Affiliates

Net revenue at the Company’s WB affiliates decreased 1.4 percent or $115,000 during the quarter.  Non-political local increased 5.1 percent and non-political national declined 1.8 percent.  The WB affiliates contributed 32 percent to net revenue during the quarter.

Station operating expenses at the Company’s WB affiliates decreased 1.1 percent or $99,000 and Broadcast Cash Flow at the Company’s WB affiliates was negative $1 million.

FOURTH QUARTER 2003 GUIDANCE

Commenting on guidance for the three months ended December 31, 2003, Ellen McClain, Chief Financial Officer, said, “Our stations face tough comparisons against last year’s fourth quarter when net revenue grew almost 10 percent, driven by a 35 percent net revenue increase at the WB affiliates, and included $5 million of political revenue primarily at the Big Three affiliates, which represented 13 percent of total advertising revenue in last year’s fourth quarter.  While we expect to see increases in local advertising revenue in the fourth quarter, these gains will not completely offset last year’s political revenue.  Based on current pacings and market conditions, we expect fourth quarter net revenue will be in the range of $28.9 to $29.5 million and Broadcast Cash Flow will be in the range of $5.3 million to $6.3 million  (see Table 4 and Table 5).

“Looking ahead to 2004, our stations are well positioned to capitalize on what is expected to be a solid year for the industry, which will include substantial political and Olympic spending.”

Fourth Quarter Guidance on Other Income Statement Items

•                  Depreciation expense is expected to be approximately $1.7 million in the fourth quarter and $6.4 million for the full year.

•                  Amortization expense is expected to be approximately $870,000 in the fourth quarter and $6.7 million for the full year.

•                  Corporate expense is expected to be approximately $2.8 million for the fourth quarter and $11 million for the full year.

•                  Non-cash compensation expense is expected to be approximately $170,000 for the fourth quarter and $890,000 for the full year.

•                  Interest expense is expected to be approximately $8 million in the fourth quarter and $31.1 million for the full year.

•                  Non-cash preferred stock dividend is expected to be approximately $6.4 million in the fourth quarter and $12.8 million for the full year. In accordance with Statement of Financial Accounting Standards No. 150(1), as of July 1, 2003 the Company began recording the accrual of dividends on its 12 3/4% Cumulative Exchangeable Preferred Stock on its income statement under other expenses.

•                  Non-cash interest expense is expected to be approximately $1.2 million in the fourth quarter and $4.7 million for the full year.

•                  Capital expenditures are expected to be approximately $4.3 million in the fourth quarter and $14.5 million for the full year, which includes spending of approximately $2.6 million in the fourth quarter and $8.1 million for the full year related to the digital conversion.

(1)   Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, issued in May 2003 and effective with interim periods after June 15, 2003.

*  *  *  *  *

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which represent the Company’s expectations or beliefs concerning future events. The Company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements. Such factors include, without limitation, general economic conditions, competition in the markets in which the Company’s stations are located, technological change and innovation in the broadcasting industry and proposed legislation. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language set forth in the Company’s most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. There can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting such forward-looking statements.

Granite Broadcasting Corporation (NASDAQ: GBTVK) operates eight television stations in geographically diverse markets reaching over 6% of the nation’s television households. Three stations are affiliated with the NBC Television Network (NBC), two with the ABC Television Network (ABC), one with the CBS Television Network (CBS), and two with the Warner Brothers Television Network (WB).  The NBC affiliates are KSEE-TV, Fresno-Visalia, California, WEEK-TV, Peoria-Bloomington, Illinois, and KBJR-TV, Duluth, Minnesota and Superior, Wisconsin.  The ABC affiliates are WKBW-TV, Buffalo, New York, and WPTA-TV, Fort Wayne, Indiana. The CBS affiliate is WTVH-TV, Syracuse, New York.  The WB affiliates are KBWB-TV, San Francisco-Oakland-San Jose, California, and WDWB-TV, Detroit, Michigan.

(Financial tables are attached).

Table 1
Financial Results -As Reported (Unaudited)
(in thousands, except per share data and number of shares)

GRANITE BROADCASTING CORPORATION	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net revenue	$25,720	$26,084	$78,844	$102,179
Station operating expenses	22,013	21,220	67,147	76,160
Depreciation expense	1,594	1,350	4,679	4,608
Amortization expense	1,120	2,378	5,859	16,616
Corporate expense	2,646	2,331	8,139	6,947
Non-cash compensation expense	170	411	721	1,065
Operating loss	(1,823)	(1,606)	(7,701)	(3,217)

Interest expense	7,719	6,671	23,034	27,139
Interest income	(136)	(281)	(528)	(596)
Non-cash interest expense	1,296	975	3,571	11,929
Non-cash preferred stock dividend	6,387	—	6,387	—
Gain on station sale	—	—	—	(192,406)
Loss on extinguishment of debt (b)	—	—	—	15,097
Other expense	113	239	373	542
(Loss) income before income taxes and cumulative effect of a change in accounting principle	(17,202)	(9,210)	(40,538)	135,078
(Benefit) provision for income taxes:
Current	(2,774)	(6,936)	(10,273)	26,359
Deferred	—	378	—	34,608
Total (benefit) provision for income taxes	(2,774)	(6,558)	(10,273)	60,967
(Loss) income before cumulative effect of a change in accounting principle	(14,428)	(2,652)	(30,265)	74,111
Cumulative effect of a change in accounting principle, net of tax benefit (a)	—	—	—	150,479
Net loss	$(14,428)	$(2,652)	$(30,265)	$(76,368)

Net loss attributable to common shareholders	$(14,428)	$(7,386)	$(43,217)	$(69,070)

Per basic common share:
(Loss) income before cumulative effect of a change in accounting principle	$(0.76)	$(0.39)	$(2.28)	$4.35
Cumulative effect of a change in accounting principle, net of tax benefit	—	—	—	(8.03)
Basic net loss per share	$(0.76)	$(0.39)	$(2.28)	$(3.68)

Weighted average common shares outstanding	19,012,000	18,757,000	18,984,000	18,746,000

Per diluted common share:
(Loss) income before cumulative effect of a change in accounting principle	$(0.76)	$(0.39)	$(2.28)	$4.28
Cumulative effect of a change in accounting principle, net of tax benefit	—	—	—	(7.91)
Diluted net loss per share	$(0.76)	$(0.39)	$(2.28)	$(3.63)

Weighted average common shares outstanding	19,012,000	18,757,000	18,984,000	19,017,000

Capital expenditures	$2,574	$4,002	$10,212	$8,182

(a)Represents a one-time, non-cash charge in connection with the adoption of FASB #142.

(b) The Company recorded a loss on the early extinguishment of debt related to the write-off of deferred financing fees associated with its prior senior credit facility.

Table 2
Financial Results -As Reported (Unaudited)
(in thousands)

GRANITE BROADCASTING CORPORATION	Three Months Ended September 30,
	2003	2002	Percent Change
Net revenue	$25,720	$26,084	-1.4%
Station operating expenses	22,013	21,220	3.7%
Depreciation expense	1,594	1,350
Amortization expense	1,120	2,378
Corporate expense	2,646	2,331
Non-cash compensation expense	170	411
Operating loss	$(1,823)	$(1,606)

Supplemental Financial Data:
Broadcast cash flow (a)	$3,050	$4,478
Broadcast cash flow margin	11.9%	17.2%
Program amortization	$5,563	$5,881
Program payments	$6,220	$6,267

(a) Broadcast cash flow is defined as operating loss plus depreciation, amortization, corporate, non-cash compensation and program amortization, less program payments.  The Company has included broadcast cash flow data because such data are commonly used as a measure of performance for broadcast companies and is also used to value assets. Broadcast cash flow is not and should not be used as an indicator or alternative to operating loss, net loss, or cash flow, as reflected in the consolidated financial statements, is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”), and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Table 3
Reconciliation of Operating Loss to Broadcast Cash Flow (unaudited)
(in thousands)

	Three Months Ended September 30,
	2003	2002
Operating loss	$(1,823)	$(1,606)
Plus:
Depreciation expense	1,594	1,350
Amortization expense	1,120	2,378
Corporate expense	2,646	2,331
Non-cash compensation expense	170	411
Program amortization	5,563	5,881
Less:
Program Payments	6,220	6,267
Broadcast Cash Flow	$3,050	$4,478

Table 4
Fourth Quarter Guidance (Unaudited)
(in thousands)

GRANITE BROADCASTING CORPORATION	Three Months Ended December 31,
	2002	2003		Percent Change
	As Reported	High	Low	High	Low
Net revenue	$33,165	$29,541	$28,861	-10.9%	-13.0%
Station operating expenses	27,803	24,720	24,990	-11.1%	-10.1%
Depreciation expense	1,288	1,733	1,733
Amortization expense	2,370	870	870
Corporate expense	2,589	2,758	2,758
Non-cash compensation expense	443	168	168
Operating loss	$(1,328)	$(708)	$(1,658)

Supplemental Financial Data:
Broadcast cash flow (a)	$9,615	$6,257	$5,307
Broadcast cash flow margin	29.0%	21.2%	18.4%
Program amortization	$11,213	$7,697	$7,697
Program payments	$6,960	$6,261	$6,261

(a) Broadcast cash flow is defined as operating loss plus depreciation, amortization, corporate, non-cash compensation and program amortization, less program payments.  The Company has included broadcast cash flow data because such data are commonly used as a measure of performance for broadcast companies and is also used to value assets. Broadcast cash flow is not and should not be used as an indicator or alternative to operating loss, net loss, or cash flow, as reflected in the consolidated financial statements, is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”), and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Table 5
Fourth Quarter Guidance
Reconciliation of Operating Loss to Broadcast Cash Flow (Unaudited)
(in thousands)

	Three Months Ended December 31,
	2002	2003
	As Reported	High	Low
Operating loss	$(1,328)	$(708)	$(1,658)
Plus:
Depreciation expense	1,288	1,733	1,733
Amortization expense	2,370	870	870
Corporate expense	2,589	2,758	2,758
Non-cash compensation expense	443	168	168
Program amortization	11,213	7,697	7,697
Less:
Program Payments	6,960	6,261	6,261
Broadcast Cash Flow	$9,615	$6,257	$5,307